Exhibit 10.33

DOT HILL SYSTEMS CORP.

ISRAELI APPENDIX

TO THE 2000 AMENDED AND RESTATED EMPLOYEE STOCK PURCHASE PLAN

1.	GENERAL

1.1.	This appendix (the “Appendix”) shall apply only to participants who are residents of the state of Israel or who are deemed to be residents of the state of Israel for the payment of tax, and are employed by an Affiliate of the Company (as defined in the Plan), but not directly by the Company (each such participant, an “Israeli Participant”). The provisions specified hereunder shall form an integral part of the 2000 Amended and Restated Employee Stock Purchase Plan of Dot Hill Systems Corp., as amended from time to time (hereinafter: the “Plan” and the “Company”, respectively), which applies to the grant of rights to purchase the Company’s Common Stock to eligible employees of the Company or its affiliates.

1.2.	The Plan and this Appendix are complimentary to each other and shall be deemed as one. This Appendix is to be read in conjunction with the Plan and it only modifies Rights granted to Israeli Participants so that they comply with the requirements set by the Israeli law in general, and in particular with the provisions of Section 102 (as specified herein), as may be amended or replaced from time to time. For the avoidance of doubt, this Appendix does not add to or modify the Plan in respect of any other category of participants in the Plan.

1.3.	The provisions of this Appendix shall supersede and govern in the case of any inconsistency or conflict, either explicit or implied, arising between the provisions of the Appendix and the provisions of the Plan; provided, however, that this Appendix shall not be construed to grant any Israeli Participant rights not consistent with the terms of the Plan, unless specifically set forth herein.

1.4.	Any capitalized terms not specifically defined in this Appendix shall be construed according to the interpretation given to them in the Plan.

1.5.	Any Offering under the Plan to Israeli Participants shall be deemed to be separate and distinct Offering, as permitted by Section 4(a) of the Plan, from any Offering to Eligible Employees of the Company.

2.	DEFINITIONS

2.1.	“102 Right” means any Right granted by the Company to Employees pursuant to Section 102 of the Ordinance.

2.2.	“Affiliate” means any “employing company” within the meaning of Section 102(a) of the Ordinance.

2.3.	“Approved 102 Right” means a Right granted by the Company pursuant to Section 102(b) of the Ordinance and held in trust by the Trustee for the benefit of an Israeli Participant.

2.4.	“Capital Gain Right” means an Approved 102 Right elected and designated by the Company to qualify under the capital gain tax treatment in accordance with the provisions of Section 102(b)(2) of the Ordinance.

2.5.	“Controlling Shareholder” shall have the meaning ascribed to it in Section 32(9) of the Ordinance.

2.6.	“Employee” means, for purposes of this Appendix, an Eligible Employee (as defined in the Plan) who is employed by an Affiliate of the Company (but not directly by the Company), excluding any Controlling Shareholder as determined in Section 102 of the Ordinance.

2.7.	“ITA” means the Israeli Tax Authority.

2.8.	“Non-Employee” means a consultant, adviser, service provider, Controlling Shareholder or any other person who is not an Employee.

2.9.	“Ordinary Income Right” means an Approved 102 Right elected and designated by the Company to qualify under the ordinary income tax treatment in accordance with the provisions of Section 102(b)(1) of the Ordinance.

2.10.	“Ordinance” means the Israeli Income Tax Ordinance (New Version) 1961, and the regulations promulgated thereunder, all as amended from time to time.

2.11.	“Right” means a right to purchase the Common Stock of the Company.

2.12.	“Section 102” means Section 102 of the Ordinance and any regulations, rules, orders or procedures promulgated thereunder as now in effect or as hereafter amended.

2.13.	“Trustee” means any individual appointed by the Company to serve as a trustee and approved by the ITA, all in accordance with the provisions of Section 102(a) of the Ordinance.

2.14.	“Unapproved 102 Right” means a Right granted pursuant to Section 102(c) of the Ordinance and not held in trust by a Trustee.

3.	GRANT OF RIGHTS

3.1.	The persons eligible for participation in the Plan pursuant to the terms of the Appendix as Israeli Participants shall include any Employees of any Affiliate of the Company.

3.2.	The Company may designate Rights granted to Employees pursuant to Section 102 as Unapproved 102 Rights or Approved 102 Rights.

3.3.	The grant of Approved 102 Rights shall be made under this Appendix adopted by the Board, and shall be conditioned upon the approval of this Appendix by the ITA.

3.4.	Approved 102 Rights may either be classified as Capital Gain Rights (“CGRs”) or Ordinary Income Rights (“OIRs”).

3.5.	No Approved 102 Rights may be granted under this Appendix to any eligible Employee, unless and until, the Company’s election of the type of Approved 102 Rights as CGO or OIO granted to Employees (the “Election”), is appropriately filed with the ITA. Such Election shall become effective beginning on the first date of grant of an Approved 102 Right under this Appendix and shall remain in effect at least until the end of the year following the year during which the Company first granted Approved 102 Rights. The Election shall obligate the Company to grant only the type of Approved 102 Right it has elected, and shall apply to all Israeli Participants who were granted Approved 102 Rights during the period indicated herein, all in accordance with the provisions of Section 102(g) of the Ordinance. For the avoidance of doubt, such Election shall not prevent the Company from granting Unapproved 102 Rights simultaneously with the grant of Approved 102 Rights.

3.6.	All Approved 102 Rights must be held in trust by a Trustee, as described in Section 4 below.

3.7.	For the avoidance of doubt, the designation of Unapproved 102 Rights and Approved 102 Rights shall be subject to the terms and conditions set forth in Section 102.

4.	TRUSTEE

4.1.	Approved 102 Rights which shall be granted under this Appendix and/or any shares of Common Stock purchased upon exercise of such Approved 102 Rights and/or other shares of Common Stock allocated or issued subsequently following any realization of rights, including without limitation bonus shares, shall be allocated or issued to the Trustee and held for the benefit of the Israeli Participants for such period of time as required by Section 102 or any regulations, rules or orders or procedures promulgated thereunder (the “Holding Period”). In the event that the requirements for Approved 102 Rights are not met, then the Approved 102 Rights may be regarded as Unapproved 102 Rights, all in accordance with the provisions of Section 102.

4.2.	Notwithstanding anything to the contrary, the Trustee shall not release any shares of Common Stock purchased upon exercise of Approved 102 Rights and/or allocated or issued in connection with Approved 102 Rights prior to the full payment of the Israeli Participant’s tax liabilities arising from Approved 102 Rights.

4.3.

With respect to any Approved 102 Right, subject to the provisions of Section 102 and any rules or regulations or orders or procedures promulgated thereunder, an Israeli Participant shall not sell or release from trust any share of Common Stock purchased upon the exercise of an Approved 102 Right and/or any share of Common Stock received subsequently following any realization of rights, including without limitation, bonus shares, until the lapse of the Holding Period required under Section 102 of the

Ordinance. Notwithstanding the above, if any such sale or release occurs during the Holding Period, the sanctions under Section 102 of the Ordinance and under any rules or regulation or orders or procedures promulgated thereunder shall apply to and shall be borne by such Israeli Participant. Subject to the foregoing, the Trustee may, pursuant to a written request from the Israeli Participant, release and transfer such shares to a designated third party, provided that both of the following conditions have been fulfilled prior to such transfer: (i) payment has been rendered to the tax authorities of all taxes required to be paid upon the release and transfer of the shares, and confirmation of such payment has been received by the Trustee and (ii) the Trustee has received written confirmation from the Company that all requirements for such release and transfer have been fulfilled according to the terms of the Company’s corporate documents, the Plan, this Appendix, or any applicable Subscription Agreement and any applicable law.

4.4.	The shares of Common Stock purchased upon exercise of an Approved 102 Right shall be allocated to the Trustee for the benefit of the Israeli Participant. If shares of Common Stock allocated or issued in connection with Approved 102 Right after the Holding Period ends, such shares shall, at the election of the Israeli Participant, either (i) be allocated to the Trustee or issued in the name of the Trustee, or (ii) be transferred to the Israeli Participant directly; provided that the Israeli Participant first complies with all applicable provisions of the Plan and this Appendix and makes payment of any applicable taxes in respect thereto.

4.5.	Upon receipt of an Approved 102 Right, the Israeli Participant will sign an undertaking to release the Trustee from any liability in respect of any action or decision duly taken and bona fide executed in relation with this Appendix, or any Approved 102 Right or share of Common Stock granted to him thereunder.

5.	THE RIGHTS

The terms and conditions, upon which the Rights shall be granted and/or exercised, shall be as specified in the Subscription Agreement to be executed pursuant to the Plan and to this Appendix. Each Subscription Agreement shall state, inter alia, the number of shares of Common Stock to which the Right relates, the type of Right granted thereunder (whether a CGR, OIR or Unapproved 102 Right) and the exercise price.

6.	EXERCISE OF RIGHTS

Rights shall be exercised by the Israeli Participant on each Purchase Date specified in the relevant Offering, as further specified in the Plan.

7.	RESTRICTIONS ON ASSIGNABILITY AND SALE OF RIGHTS

7.1.	Notwithstanding any other provision of the Plan, no Right or any right with respect thereto, purchasable hereunder, whether fully paid or not, shall be assignable, transferable or given as collateral or any right with respect to them given to any third party whatsoever, other than by will or the laws of descent and distribution, or except as specifically allowed under the Plan and this Appendix, and during the lifetime of the Israeli Participant each and all of such Israeli Participant’s rights to purchase shares of Common Stock hereunder shall be exercisable only by the Israeli Participant.

Any such action made directly or indirectly, for an immediate validation or for a future one, shall be void.

7.2.	As long as Rights or shares of Common Stock purchased pursuant thereto are held by the Trustee on behalf of the Israeli Participant, all rights of the Israeli Participant over the shares are personal, and can not be transferred, assigned, pledged or mortgaged, other than by will or laws of descent and distribution.

7.3.	In addition to the foregoing, all of the applicable provisions of Section 102 of the Ordinance will bind any transferee of the 102 Right.

8.	INTEGRATION OF SECTION 102 AND TAX ASSESSING OFFICER’S PERMIT

8.1.	With regard to Approved 102 Rights, the provisions of the Plan and/or the Appendix and/or the Subscription Agreement shall be subject to the provisions of Section 102 and the Tax Assessing Officer’s permit, and said provisions and permit shall be deemed an integral part of the Plan and of the Appendix and of the Subscription Agreement.

8.2.	Any provision of Section 102 and/or said permit which is necessary in order to receive and/or to keep any tax benefit pursuant to Section 102, which is not expressly specified in the Plan or the Appendix or the Subscription Agreement, shall be considered binding upon the Company and the Israeli Participants.

9.	DIVIDEND

Subject to the Company’s Certificate of Incorporation, with respect to all shares of Common Stock (but excluding, for avoidance of any doubt, any unexercised Rights) allocated or issued upon the exercise of Rights and held by the Israeli Participant or by the Trustee as the case may be, the Israeli Participant shall be entitled to receive dividends in accordance with the quantity of such shares, subject to any applicable taxation on distribution of dividends, including the provisions of Section 102 and the rules, regulations or orders promulgated thereunder.

10.	TAX CONSEQUENCES

10.1.	Any tax consequences arising from the grant or exercise of any Right, from the payment for shares of Common Stock covered thereby or from any other event or act (of the Company, and/or its Affiliates, the Trustee or the Israeli Participant), hereunder, shall be borne solely by the Participant, including, without limitation, National Insurance payments. The Company and/or its Affiliates, and/or the Trustee shall withhold taxes according to the requirements under all Applicable Laws, including withholding taxes at the source. Furthermore, the Israeli Participant shall agree to indemnify the Company and/or its Affiliates and/or the Trustee and hold them harmless against and from any and all liability for any such tax or interest or penalty thereon, including without limitation, liabilities relating to the necessity to withhold, or to have withheld, any such tax from any payment made to the Israeli Participant.

10.2.	The Company and/or, when applicable, the Trustee shall not be required to release any share certificate to an Israeli Participant until all required payments have been fully made.

11.	JURISDICTION LAW & JURISDICTION

This Appendix shall be governed by and construed and enforced in accordance with the laws of the State of Israel applicable to contracts made and to be performed therein, without giving effect to the principles of conflict of laws. The competent courts of the Tel Aviv – Jaffa District shall have sole jurisdiction in any matters pertaining to this Appendix.

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